May 3, 1996




Boyd E. Hoback
8620 Wolff Court
Suite 330
Westminster, CO 80030

Dear Boyd:

          This letter will set forth our agreement with respect to your continued employment by Good Times Restaurants Inc. ("Good
Times").  For convenience, we shall refer to you as "Hoback."

          1. Good Times shall continue to employ Hoback as President and Chief Executive Officer. Hoback shall devote his full time and best efforts to such position and in general to protecting and advancing the best interests of Good Times.

          2. Hoback's compensation shall be $110,000 per annum. Such compensation shall be periodically increased to the extent, if any, determined reasonable and appropriate by the Board of Directors of Good Times. Hoback shall also have a general perquisite allowance of $10,000 per annum. Hoback shall also participate in the other fringe benefits, including vacations, accorded by Good Times to its key executives at benefit levels no less favorable than those currently accorded to him.

          3. The employment of Hoback hereunder shall continue for a term of three years from the date of this agreement. Such three-year term shall be extended each year by one additional year upon the approval of such extension by the Board of Directors of Good Times. Good Times may terminate the employment of Hoback during such term only for cause consisting of a consistent and substantial failure of Hoback to discharge the responsibilities and authority of his position hereunder after notice to Hoback of such failure and a reasonable opportunity for him to remedy such failure.

          4. In consideration for the efforts put forth by Hoback in enhancing the value of Good Times, upon (i) the sale of all or substantially all of the assets of Good Times to a party that is not a "Related Party" (as defined below), (ii) the sale of at least ninety percent of the capital stock of Good Times to a party which is not a Related Party, or (iii) a merger, consolidation, reorganization or similar transaction to which Good Times is a party, except for a transaction in which Good Times is the surviving corporation and, after giving effect to such transaction, the holders of Good Times' outstanding capital stock immediately before the transaction own enough of Good Times' outstanding capital stock after the transaction to elect a majority of Good Times' Board of Directors under ordinary circumstances, and in the event that within one year after any of the foregoing transactions
(A) the employment of Hoback is terminated for any reason other than cause (as defined above), or (B) if the employment duties of Hoback are substantially diminished or (C) if the place of employment of Hoback is relocated outside of the Denver metropolitan area, Hoback shall be entitled to compensation equal to one years' salary plus his perquisite allowance and other fringe benefits for such year. For purposes of this paragraph 4, a "Related Party" means any of the shareholders or any entity which controls, is controlled by, or under common control with a shareholder or group of shareholders that own enough of Good Times' outstanding capital stock to elect a majority of Good Times' Board of Directors.

          If this letter correctly sets forth our agreement, kindly sign and return the attached copy hereof.

                              Sincerely,

                              GOOD TIMES RESTAURANTS INC.


                              By: /s/ Dan W. James, II, Chairman
                                   Dan W. James II, Chairman

AGREED to this 17th  day of May, 1996.


/s/ Boyd E. Hoback
Boyd E. Hoback